Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

WINGSTOP INC.

ARTICLE I - NAME

The name of the corporation is Wingstop Inc. (the “Corporation”).

ARTICLE II - REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 North Orange Street, Wilmington, DE 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III - PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV - CAPITALIZATION

(a) Authorized Shares. The total number of shares of stock which the Corporation shall have authority to issue is 115,000,000, consisting of:

i.	100,000,000 shares of Common Stock, par value $0.01 per share (“Common Stock”), and

ii.	15,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”).

Such stock may be issued from time to time by the Corporation for such consideration as may be fixed by the board of directors of the Corporation (the “Board of Directors”).

(b) Common Stock. Subject to the powers, preferences and rights of any Preferred Stock, including any series thereof having any preference or priority over, or rights superior to, Common Stock, and except as otherwise provided by law and this Article IV, the holders of Common Stock shall have all powers and voting and other rights pertaining to the stock of the Corporation.

i.

Voting. Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including, but not limited to, any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other series, to vote thereon pursuant to this Certificate of Incorporation (including, but not limited to, any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL. There shall be no cumulative voting in the election of directors.

ii.	Dividends. Dividends may be declared and paid on Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock. Except as otherwise provided by the DGCL or this Certificate of Incorporation, the holders of record of Common Stock shall share ratably in all dividends payable in cash, stock or otherwise and other distributions, whether in respect of liquidation or dissolution (voluntary or involuntary) or otherwise.

iii.	No Preemptive Rights. The holders of Common Stock shall have no preemptive rights to subscribe for any shares of any class of stock of the Corporation whether now or hereafter authorized.

iv.	No Conversion Rights. Common Stock shall not be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of the Corporation’s capital stock.

v.	Liquidation Rights. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares of Common Stock held by them, subject to any preferential rights of any then outstanding Preferred Stock. A merger or consolidation of the Corporation with or into any other corporation or other entity or a sale or conveyance of all or any part of the assets of the Corporation, in any such case which shall not in fact result in the liquidation of the Corporation and the distribution of assets to its stockholders, shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this Article IV(b)(v).

(c) Preferred Stock. Shares of Preferred Stock may be issued in one or more series, from time to time, with each such series to consist of such number of shares and to have such voting powers relative to other classes or series of Preferred Stock, if any, or Common Stock, with full, limited or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series of Preferred Stock adopted by the Board of Directors, and the Board of Directors is hereby expressly vested with the authority, to the full extent now or hereafter provided by applicable law, to adopt any such resolution or resolutions. Except as otherwise provided in this Certificate of Incorporation, no vote of the holders of Preferred Stock or Common Stock shall be a prerequisite to the designation or issuance of any shares of any series of Preferred Stock authorized by and complying with the conditions of this Certificate of Incorporation, the right to have such vote being expressly waived by all present and future holders of the capital stock of the Corporation. Any shares of Preferred Stock that are redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law or this Certificate of Incorporation. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided in the certificate of designations or any resolution or resolutions providing for the issuance of such series adopted by the Board of Directors.

(d) No Class Vote On Changes In Authorized Number of Shares Of Preferred Stock. Subject to the special rights of the holders of any series of Preferred Stock pursuant to the terms of this Certificate of Incorporation, any certificate of designations or any resolution or resolutions providing for the issuance of such series of stock adopted by the Board of Directors, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of directors (“Voting Stock”), voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE V - BOARD OF DIRECTORS

(a) Number of Directors; Vacancies and Newly Created Directorships. The number of directors constituting the Board of Directors shall be not fewer than three and not more than fifteen, each of whom shall be a natural person. Subject to the special rights of the holders of any series of Preferred Stock to elect directors, the precise number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by the Board of Directors. Vacancies and newly-created directorships shall be filled exclusively by vote of a majority of the directors then in office or by a sole remaining director. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office, and a director chosen to fill a position resulting from an increase in the number of directors shall hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of his or her successor and to his or her earlier death, resignation or removal.

(b) Classified Board of Directors. Subject to the special rights of the holders of any series of Preferred Stock to elect directors, the Board of Directors shall be classified into three classes: Class I; Class II; and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors and the allocation of directors among the three classes shall be determined by the Board of Directors. The initial Class I Directors shall serve for a term expiring at the first annual meeting of stockholders of the Corporation following the filing of this Certificate of Incorporation; the initial Class II Directors shall serve for a term expiring at the second annual meeting of stockholders following the filing of this Certificate of Incorporation; and the initial Class III Directors shall serve for a term expiring at the third annual meeting of stockholders following the filing of this Certificate of Incorporation. Each director in each class shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. At each annual meeting of stockholders beginning with the first annual meeting of stockholders following the filing of this Certificate of Incorporation, the directors (or successors thereof) of the class whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders to be held in the third year following the year of their election, with each director in each such class to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible and such apportionment shall be determined by the Board of Directors.

(c) Removal. Subject to the special rights of the holders of any series of Preferred Stock to elect directors, and notwithstanding any other provision of this Certificate of Incorporation, directors of the Corporation may be removed only for cause at a meeting of stockholders called for that purpose, by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the Voting Stock, voting together as a single class; provided, however, at any time RC II WS LLC (“RC II WS”) and its Affiliates collectively own at least fifty percent (50%) of the Voting Stock, directors may be removed with or without cause upon the affirmative vote of RC II WS and its Affiliates that beneficially own outstanding shares of Voting Stock. “Affiliate” means, with respect to any person, any other person that controls, is controlled by, or is under common control with such person (other than with respect to RC II WS, the Corporation and its subsidiaries); the term “control,” as used in this definition, means the power to direct or cause the direction of the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and “controlled” and “controlling” have meanings correlative to the foregoing. The term “person” means an individual, any general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity. For the purpose of this Certificate of Incorporation, “beneficial ownership” shall be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

ARTICLE VI - LIMITATION OF DIRECTOR LIABILITY

To the fullest extent that the DGCL or any other law of the State of Delaware (as they exist on the date hereof or as they may hereafter be amended) permits the limitation or elimination of the liability of directors, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

No amendment to, or modification or repeal of, this Article VI shall adversely affect any right or protection of a director of the Corporation against liability existing hereunder with respect to any state of facts existing or act or omission occurring, or any cause of action, suit or claim that, but for this Article VI, would accrue or arise, prior to such amendment, modification or repeal. If the DGCL is amended after the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

ARTICLE VII - MEETINGS OF STOCKHOLDERS

(a) Action by Written Consent. The stockholders of the Corporation may take any action required or permitted to be taken by the Corporation’s stockholders by written consent in lieu of a meeting, provided, however, at any time RC II WS and its Affiliates collectively own less than fifty percent (50%) of the outstanding shares of Common Stock, any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

(b) Annual Meetings of Stockholders. The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held at such date, time and place, if any, as shall be determined exclusively by resolution of the Board of Directors in its sole and absolute discretion.

(c) Special Meetings of Stockholders. Subject to any special rights of the holders of any series of Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only (i) by or at the direction of the Board of Directors, acting pursuant to a resolution adopted by the affirmative vote of the majority of the total number of directors then in office, or (ii) by the chairman of the Board of Directors. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

(d) Election of Directors by Written Ballot. Election of directors need not be by written ballot.

ARTICLE VIII - BUSINESS COMBINATIONS

(a) Opt Out of DGCL 203. The Corporation shall not be governed by Section 203 of the DGCL.

(b) Limitations on Business Combinations. Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

i.	prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

ii.

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the Voting Stock outstanding at the time the transaction commenced, excluding for purposes of determining the Voting Stock outstanding (but not the outstanding Voting Stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers of the Corporation and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

iii.	at or subsequent to that time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Voting Stock that is not owned by the interested stockholder.

(c) Certain Definitions. Solely for purposes of this Article VIII, references to:

i.	“affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

ii.	“associate,” when used to indicate a relationship with any person, means: (A) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of Voting Stock; (B) any trust or other estate in which such person has at least a twenty percent (20%) beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (C) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

iii.	“business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

A.	any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (1) with the interested stockholder, or (2) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Article (VIII)(b) is not applicable to the surviving entity;

B.	any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

C.	any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (1) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (2) pursuant to a merger under Section 251(g) of the DGCL; (3) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all stockholders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (4) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all stockholders of said stock; or (5) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (3)-(5) of this subsection (C) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

D.	any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

E.	any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (A)-(D) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

iv.

“control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of twenty percent (20%) or more of the voting power of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article VIII, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

v.	“Exempted Person” means any of RC II WS, any affiliate of RC II WS (other than the Corporation and its subsidiaries), any of their respective direct or indirect transferees of at least 15% of the Corporation’s outstanding common stock and any “group” of which any such person is a part under Rule 13d-5 of the Exchange Act.

vi.	“interested stockholder” means any person (other than the Corporation and its subsidiaries) that (A) is the owner of fifteen percent (15%) or more of the Voting Stock of the Corporation, or (B) is an affiliate or associate of the Corporation and was the owner of fifteen percent (15%) or more of the Voting Stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; but “interested stockholder” shall not include (1) any Exempted Person, or (2) any person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth herein is the result of any action taken solely by the Corporation; provided that with respect to clause (2) such person shall be an interested stockholder if thereafter such person acquires additional shares of Voting Stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the Voting Stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

vii.	“owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

A.	beneficially owns such stock, directly or indirectly; or

B.

has (1) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (2) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

C.	has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in Article VIII(c)(vii)(B)(2) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

viii.	“person” means any individual, corporation, partnership, unincorporated association or other entity.

ix.	“stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

ARTICLE IX - RENOUNCEMENT OF CORPORATE OPPORTUNITY

(a) Certain Acknowledgments. In recognition and anticipation that (i) the directors, officers and/or employees of RC II WS and its Affiliates may serve as directors and/or officers of the Corporation, (ii) RC II WS and its Affiliates engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) that the Corporation may engage in material business transactions with RC II WS and its Affiliates and that the Corporation is expected to benefit therefrom, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve RC II WS or its Affiliates, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

(b) Competition and Corporate Opportunities. Neither of RC II WS nor any of its Affiliates shall have any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation and neither RC II WS nor any officer or director thereof (except as provided in paragraph (c) below) shall be liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of any such activities of RC II WS or any of its Affiliates. In the event that RC II WS or any of its Affiliates acquires knowledge of a potential transaction or matter which may be a corporate opportunity for itself and the Corporation, neither of RC II WS nor any of its Affiliates shall have any duty to communicate or offer such corporate opportunity to the Corporation and shall not be liable to the

Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation solely by reason of the fact that RC II WS or any of its Affiliates pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Corporation.

(c) Allocation of Corporate Opportunities. In the event that a director or officer of the Corporation who is also a director or officer of RC II WS acquires knowledge of a potential transaction or matter which may be a corporate opportunity for the Corporation and RC II WS or any of its Affiliates, such director or officer of the Corporation shall have fully satisfied and fulfilled the fiduciary duty of such director or officer to the Corporation and its stockholders with respect to such corporate opportunity, if such director or officer acts in a manner consistent with the following policy:

i.	A corporate opportunity offered to any person who is a director or officer of the Corporation, and who is also a director or officer of RC II WS or any of its Affiliates, shall belong to the Corporation if such opportunity is expressly offered to such person in writing solely in his or her capacity as a director or officer of the Corporation.

ii.	Otherwise, such corporate opportunity shall belong to RC II WS and its Affiliates.

(d) Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not permitted to undertake under the terms of Article III or that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

(e) Renouncement of Certain Corporate Opportunities. Except as provided in paragraph (c)(i) above, if a director or officer of the Corporation who is also a director or officer of RC II WS or any of its Affiliates acquires knowledge of a potential transaction or matter which may be a corporate opportunity, the Corporation shall have no interest in such corporate opportunity and no expectancy that such corporate opportunity be offered to it, any such interest or expectancy being hereby renounced, so that such person shall have no duty to present such corporate opportunity to the Corporation and shall have the right to hold and exploit any such corporate opportunity for its (and its officers’, employees’, directors’, agents’, stockholders’, members’, partners’, affiliates’ or subsidiaries’) own account or to direct, sell, assign or transfer such corporate opportunity to persons other than the Corporation. Such person shall not breach any fiduciary duty to the Corporation or to its stockholders by reason of the fact that such person does not present such corporate opportunity to the Corporation or pursues, acquires or exploits such corporate opportunity for itself or directs, sells, assigns or transfers such corporate opportunity to another person.

(f) Agreements and Transactions with RC II WS. In the event that RC II WS or any of its Affiliates enters into an agreement or transaction with the Corporation, a director or officer of the Corporation who is also a director or officer of RC II WS or any of its Affiliates shall have fully satisfied and fulfilled the fiduciary duty of such director or officer to the Corporation and its stockholders with respect to such agreement or transaction, if:

i.	The agreement or transaction was approved by (A) an affirmative vote of a majority of the members of the Board of Directors of the Corporation who are not persons with a material financial interest in the agreement or transaction (“Interested Persons”), (B) an affirmative vote of a majority of the members of a committee of the Board of Directors of the Corporation consisting of members who are not Interested Persons or (C) one or more of the Corporation’s officers or employees who are not Interested Persons and who were authorized by the Board of Directors of the Corporation or committee thereof in the manner set forth in (A) and (B) above, in each case after being made aware of the material facts of the relationship between each of the Corporation and RC II WS or an Affiliate thereof and the material terms and facts of the agreement or transaction;

ii.	The agreement or transaction was fair to the Corporation at the time the agreement or transaction was entered into by the Corporation; or

iii.	The agreement or transaction was approved by an affirmative vote of a majority of the shares of the Corporation’s Common Stock entitled to vote, excluding shares beneficially owned by RC II WS, any Affiliate or Interested Person.

(g) Termination. The provisions of this Article IX shall have no further force or effect for RC II WS and its Affiliates at such time as RC II WS and any company controlling, controlled by or under common control with RC II WS shall first cease to be the owner, in the aggregate, of Common Stock representing five percent (5%) or more of the votes entitled to be cast by the holders of all the then outstanding shares of Common Stock; provided, however, that such termination shall not terminate the effect of such provisions with respect to (i) any agreement between the Corporation and RC II WS or any Affiliate thereof that was entered into before such time or any transaction entered into in the performance of such agreement, whether entered into before or after such time, or (ii) any transaction or agreement entered into between the Corporation and RC II WS or any affiliate thereof.

(h) Deemed Notice. Any person or entity purchasing or otherwise acquiring any interest in any shares of the Corporation shall be deemed to have notice or and to have consented to the provisions of this Article IX.

ARTICLE X - EXCLUSIVE JURISDICTION FOR CERTAIN ACTIONS

Unless the Corporation, as authorized by the Board of Directors, consents in writing to the selection of one or more alternative forums, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Corporation’s bylaws or (d) any action asserting a claim against the Corporation governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensible parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in the shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article X.

ARTICLE XI - AMENDMENTS

The Corporation reserves the right to alter, amend, repeal or adopt any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the DGCL, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding anything to the contrary contained in this Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of Article V, Article VI, paragraphs (a), (b) and (c) of Article VII, Article VIII, Article IX, Article X and this Article XI may be altered, amended or repealed in any respect, nor may any provision or bylaw inconsistent therewith be adopted, unless in addition to any other vote required by this Certificate of Incorporation or otherwise required by law, (i) at any time RC II WS and its Affiliates collectively own at least fifty percent (50%) of the Voting Stock, such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of a majority of the Voting Stock, voting together as a single class, and (ii) at any time RC II WS and its Affiliates collectively own less than fifty percent (50%) of the Voting Stock, such alteration, amendment, repeal or adoption is approved at a meeting of the stockholders called for that purpose by, in addition to any other vote otherwise required by law, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the Voting Stock, voting together as a single class.

ARTICLE XII - SEVERABILITY

If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Incorporation to be executed by the officer below this 28th day of May, 2015.

WINGSTOP INC.

By:	/s/ Jay A. Young
Name:	Jay A. Young
Title:	General Counsel